As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CADRENAL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0860746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

822 A1A North, Suite 306

Ponte Vedra, Florida 32082

(Address of Principal Executive Offices and Zip Code)

CADRENAL THERAPEUTICS, INC. 2022 SUCCSESOR EQUITY INCENTIVE PLAN

CADRENAL THERAPEUTICS, INC. 2022 EQUITY INCENTIVE PLAN

(Full title of the plans)

Quang Pham
Chief Executive Officer
Cadrenal Therapeutics, Inc.
822 A1A North, Suite 306

Ponte Vedra, Florida 32082
(904) 300-0701

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Leslie Marlow, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

Cadrenal Therapeutics, Inc. (the “Registrant” or the “Company”) filed with the Securities and Exchange Commission (the “Commission”) its Registration Statement on Form S-8 (Registration No. 333-269372) on January 24, 2023 (the “2023 Registration Statement”), pursuant to and in accordance with the requirements of Form S-8 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,010,000 (pre-reverse stock split) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable to employees, officers, directors, consultants and advisors of the Company under the Registrant’s 2022 Successor Equity Incentive Plan (the “2022 Plan”) and the Registrant’s 2022 Equity Incentive Plan, as amended and restated (the “Initial Plan”). Pursuant to General Instruction E to Form S-8, the 2023 Registration Statement is incorporated into this Registration Statement by reference.

The Registrant’s also filed with the Commission its Registration Statement on Form S-8 (Registration No. 333-277838) on March 12, 2024 (the “2024 Registration Statement”), pursuant to and in accordance with the requirements of General Instruction E to Form S-8, for the purpose of registering under the Securities Act an additional 694,550 shares (pre-reverse stock split) of Common Stock that may be issued pursuant to the 2022 Plan pursuant to an “evergreen” provision contained therein, which is equal to 20% of the total number of shares of Common Stock outstanding on December 31, 2023, resulting in a total of 2,604,550 shares (pre-reverse stock split) of Common Stock available for issuance under the 2022 Plan. Pursuant to General Instruction E to Form S-8, the 2024 Registration Statement is incorporated into this Registration Statement by reference.

On August 20, 2024, the Registrant effected a one-for-fifteen reverse stock split, which reduced the number of shares reserved under the 2022 Plan to 173,636.

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 133,333 shares (post-reverse stock split) of the Common Stock that may be issued pursuant to the 2022 Plan , pursuant to an amendment to the 2022 Plan to increase the number of shares of Common Stock available for awards under the 2022 Plan by 133,333 (post-reverse stock split) shares of Common Stock to 306,969 (post-reverse stock split) shares of Common Stock, which amendment was approved by the Company’s Board of Directors on May 25, 2024 and the Company’s stockholders at its 2024 Annual Meeting of Stockholders held on July 29, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

●	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (Commission File No. 001-41596) filed with the Commission on March 11, 2024;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (Commission File No. 001-41596) filed with the Commission on May 9, 2024;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (Commission File No. 001-41596) filed with the Commission on August 7, 2024;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (Commission File No. 001-41596) filed with the Commission on November 7, 2024;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC February 12, 2024, March 5, 2024, March 12, 2024, April 9, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), May 9, 2024, July 31, 2024, August 6, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), August 16, 2024, August 20, 2024, September 5, 2024, September 25, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), October 24, 2024 (other than information furnished under Item 7.01 and exhibits related thereto) and November 4, 2024;

●	Our Current Report on Form 8-K/A filed with the SEC on February 15, 2024; and

●	The description of our common stock is set forth in our registration statement on Form 8-A filed with the SEC on January 17, 2023, as updated by the description of our common stock filed as Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that will be effective upon completion of this offering that eliminate the personal liability of our directors and officers for a breach of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability is not permitted under the Delaware General Corporation Law. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law a director or officer may not be exculpated for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws that will be in effect upon completion of this offering provide that:

●	we shall indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, and that we may indemnify other officers, employees or other agents;

●	we shall advance expenses to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The above discussion of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws and the applicable Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of its current executive officers and intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements that we have entered into, or intend to enter into, with the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed

Not applicable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of Cadrenal Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1, filed on December 6, 2022, File No. 333-267562)
4.2	Amended and Restated Bylaws of Cadrenal Therapeutics, Inc. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1, filed on December 6, 2022, File No. 333-267562)
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cadrenal Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed on August 20, 2024, File No. 001-41596)
5.1*	Opinion of Blank Rome LLP
23.1*	Consent of WithumSmith + Brown, PC, Independent Registered Public Accounting Firm
23.2*	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
99.1	Cadrenal Therapeutics, Inc. 2022 Equity Incentive Plan and form of Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement for Officers and Other Employees, Non-Qualified Stock Option Agreement for Directors and Consultants, Restricted Stock Agreement, and Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1, filed on September 22, 2022, File No. 333-267562)
99.2	Cadrenal Therapeutics, Inc. 2022 Amended and Restated Equity Incentive Plan (Incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-1/A, filed on October 17, 2022, File No. 333-267562)
99.3	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2022 Amended and Restated Equity Incentive Plan (Incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1/A, filed on October 17, 2022, File No. 333-267562)
99.4	Cadrenal Therapeutics, Inc. 2022 Successor Equity Incentive Plan (Incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-1/A, filed on October 17, 2022, File No. 333-267562)
99.5	Form of Stock Option Grant Notice and Stock Option Agreement and Notice of Exercise under the 2022 Successor Equity Incentive Plan (Incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-1/A, filed on October 17, 2022, File No. 333-267562)
99.6	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2022 Successor Equity Incentive Plan (Incorporated by reference to Exhibit 10.18 to the registrant’s Registration Statement on Form S-1/A, filed on October 17, 2022, File No. 333-267562)
99.7	Amendment to the Cadrenal Therapeutics, Inc. 2022 Successor Equity Incentive Plan (Incorporated by reference as Annex C to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 11, 2024, File No. 001-41596)
107*	Filing Fee Table

*	Filed herewith.

 Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra, State of Florida, on this 23rd day of December, 2024.

CADRENAL THERAPEUTICS, INC.

By:	/s/ Quang Pham
Name:	Quang Pham
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Quang Pham and Matthew Szot his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Cadrenal Therapeutics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Quang Pham Quang Pham	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 23, 2024

/s/ Matthew Szot Matthew Szot	Chief Financial Officer (Principal Accounting and Financial Officer)	December 23, 2024

/s/ John R. Murphy John R. Murphy	Director	December 23, 2024

/s/ Steven Zelenkofske Steven Zelenkofske	Director	December 23, 2024

/s/ Glynn Wilson Glynn Wilson	Director	December 23, 2024
/s/ Robert Lisicki	Director	December 23, 2024

 Robert Lisicki